Entergy and Shaw Sign Definitive Agreement to Create Premier Engineering,
         Procurement, Construction and Power Plant Commissioning Company


BATON ROUGE, La. - Entergy Corporation (NYSE:ETR) and The Shaw Group Inc. (NYSE:SGR) announced that today Entergy's non-utility wholesale operating group and Shaw will sign a definitive agreement creating EntergyShaw, L.L.C., a new company that will provide management, engineering, procurement, construction and commissioning services to build electric power plants worldwide. On June 2, Entergy and Shaw announced the signing of a letter of intent to form the new company.

EntergyShaw will be headquartered in Baton Rouge, La. Entergy and Shaw each own a 50 percent interest in the new company. Jim Earley, a senior vice president of Shaw, has been appointed president.

EntergyShaw will be strategically positioned to meet growing demand in the global power generation market. Its initial focus will be on projects related to the execution of Entergy Wholesale Operations' power development plans in North America and Europe, which includes its previously announced gas turbine rollout program. Entergy's wholesale operating group is the power development, marketing and trading business unit of Entergy. Over the next several years, the new venture is expected to manage the construction of multiple power projects, the total capital value of which could exceed $6 billion. The actual number of projects undertaken will be subject to the approval of the new company's management committee.

Subsequent to the announcement of the companies' plans to form the venture, EWO and Shaw commenced development of a standardized market-driven reference plant design. This design, which is expected to be replicated in each of the EntergyShaw projects, is anticipated to reduce power plant construction, commissioning and operating costs by as much as 10 to 15 percent on average.

Earley stated, "We are very excited to finalize this agreement, which will allow us to fully join forces for the development of power generation capacity worldwide. Our reference plant design is well underway, and we have identified key members for the EntergyShaw team who will play a significant role in successfully executing our strategy."

Geoff Roberts, president and chief executive officer of Entergy Wholesale Operations, stated, "EntergyShaw provides a critical component to our successful power development efforts. Shaw's expertise in engineering and construction, coupled with Entergy's business development and operations skills, will make for an unbeatable combination."

J. M. Bernhard Jr., Shaw's chairman, president and chief executive officer, stated, "The efforts put forth by Entergy and Shaw to consummate this venture are a clear indication of the confidence and enthusiasm that exists between our two organizations. What was already a great combination of capabilities and resources has the potential to be even further enhanced through ongoing developments in our respective companies."

U.S. Senator John Breaux, (D-Louisiana), commented, "This new venture brings together two great Louisiana companies that signals good news not only for the work force in our state, but also the Louisiana economy as a whole."

Background on the Parent Organizations

Entergy owns, manages or invests in power plants generating nearly 30,000 megawatts of electricity domestically and internationally and delivers electricity to about 2.5 million customers in portions of Arkansas, Louisiana, Mississippi and Texas. Entergy is a major global energy company engaged in power production, distribution operations, and related diversified services, with more than 12,000 employees. It is also a leading provider of wholesale energy marketing and trading services. The Entergy futures contract on the New York Mercantile Exchange (NYMEX) is one of the largest electricity trading points in the United States.

The Shaw Group Inc. is the world's only vertically-integrated provider of complete piping systems and comprehensive engineering, procurement and construction services to the power generation industry. Shaw is the largest supplier of fabricated piping systems in the United States and a leading supplier worldwide, having installed piping systems in power plants with an aggregate generation capacity in excess of 200,000 megawatts. While approximately 65 percent of Shaw's backlog at August 31 was attributable to the power generation industry, the company also does work in the process industries, including petrochemical, chemical and refining, and the environmental and infrastructure sector. The company currently has offices and operations in North America, South America, Europe, the Middle East and Asia-Pacific, and has more than 13,000 employees.

Entergy's online address is www.entergy.com
The Shaw Group's online address is www.shawgrp.com


The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in the foregoing release with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation and The Shaw Group may involve risks and uncertainties. Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in these forward-looking statements, estimates and projections. Factors that could influence actual future outcomes include regulatory decisions, the effects of changes in law, the evolution of markets and competition, changes in economic conditions, changes in accounting, weather, the performance of generating units, fuel prices and availability, financial markets, risks associated with businesses conducted in foreign countries, changes in business plan, the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Entergy Corporation's and The Shaw Group's policies, including the amount and rate of growth of Entergy Corporation's and The Shaw Group's expenses; the continued availability to Entergy Corporation and The Shaw Group of adequate funding sources and changes in interest rates; delays or difficulties in the production, delivery or installation of products and the provision of services; and various legal, regulatory and litigation risks. Entergy Corporation and The Shaw Group undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Entergy Corporation's and The Shaw Group's filings with the Securities and Exchange Commission.